Exhibit 10.28
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (this “Agreement”) is made and entered into as of November 5, 2009 (the “Separation Date”) by and between Tod Woolf, Ph.D. (“Executive”) and RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, Executive has been employed by the Company as its President and Chief Executive Officer (“CEO”) pursuant to that certain Employment Agreement dated January 1, 2009 by and between Executive and the Company (the “Employment Agreement”).
     WHEREAS, Executive recently initiated discussions with the Board of Directors of the Company (the “Board”) regarding whether, in the Board’s judgment, a transition in leadership of the Company at this time is in the best interests of the Company and its shareholders. As a result of the ensuing discussions between Executive and the Board, Executive and the Company have reached a mutual agreement that Executive will, upon the hiring of a permanent CEO for the Company, which is anticipated to occur on November 5, 2009, resign and cease to serve as the Company’s President and CEO and as a Director of the Company and at that time transition to the Scientific Advisory Board (“SAB”) of the Company (“New Position”).
     WHEREAS, in as much as Executive’s separation is the result of mutual agreement of the parties hereto, a termination circumstance not contemplated in the Employment Agreement, the parties hereto desire to: (i) terminate the Employment Agreement and (ii) enter into this Agreement, a Scientific Advisory Board Agreement (the “SAB Agreement”, attached hereto as Exhibit 1), and based upon the Change of Status Term Sheet between the Executive and Company executed on November 4, 2009 (“Term Sheet”), define the terms and conditions of Executive’s separation from the Company and the Executive’s engagement as a member of its SAB, such that this Agreement and the SAB Agreement, shall supersede in full the Employment Agreement.
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive, intending to be legally bound, hereby agree as follows:
     1. Recitals. The Recitals above are true and correct and incorporated by reference as if fully set forth herein.
     2. Termination of Employment Agreement; Other Agreements and Plans. Executive and the Company mutually acknowledge and agree that the Employment Agreement is hereby terminated and shall have no further force or effect and is superseded in full by this Agreement and the SAB Agreement. All terms and conditions relating to Executive’s separation from the

Company and the Company’s entire obligations with respect thereto shall be as set forth in this Agreement and the SAB Agreement. In addition, and for the avoidance of doubt, this Agreement and the SAB Agreement supersede any and all agreements set forth in the Employment Agreement with respect to compensation and termination of benefits and the Company’s obligations with respect thereto, including, but not limited to, annual base salary, bonuses under the Management Incentive Plan, options to purchase the stock of the Company (“Stock Options”), and any other fringe benefits and perquisite programs previously provided to Executive; provided, however, that Executive’s rights under and pertaining to the Company’s 401(k) Plan (“401(k) Plan”) will in all respects be governed by the terms of the 401(k) Plan and, except as expressly provided herein, Executive’s rights pursuant to any previously issued awards or grants under the Company’s 2007 Stock Incentive Plan (the “2007 Stock Plan “) will in all respects be governed by the terms of the 2007 Stock Plan.
     3. Corporate Positions. Executive acknowledges that he resigned from his positions as President and CEO and Director of the Company effective on the Separation Date. Executive will be engaged by the Company in the New Position for a three year term from November 5, 2009 — November 4, 2012 (the “Term”) and according to the other terms described in detail in the SAB Agreement attached hereto as Exhibit 1 and incorporated in full by reference.
     4. Separation Benefits. Executive’s exclusive compensation and remedy with respect to his separation from the Company shall be to receive from the Company the following as set forth in this Section 4. Executive shall be responsible for the payment of all applicable income, transfer, sales, use and other taxes under federal, state, local or other law, due and owing as a result of the payments or transfers or use of property from the Company to Executive hereunder.
     (a) Severance Payment. The Company shall pay Executive in cash, in one lump sum within ten (10) days from the Separation Date as a full severance payment the amount of One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500). The Executive hereby waives his right to receive severance pay as set forth in Section 6.2(b) of Executive’s Employment Agreement and will not receive any severance upon the termination of his New Position for any reason.
     (b) Bonus. The determination of the amount of any annual performance bonus earned by Executive for 2009 will be made by the Board or the Compensation Committee of the Board of the Company, provided that the amount of such bonus shall in any event not be less than the amount provided for in the applicable bonus plan if the specified goals for the year have been determined by the Board, or Compensation Committee of the Board, in its sole discretion, to have been achieved. Executive’s annual performance bonus for 2009 has a top performance target of 35% of Executive’s time averaged base salary. The annual bonus will be paid at Executive’s time averaged salary for 2009, and may be paid by the Company in shares of the Company’s common stock. If such payment is in stock, its value will be that used for other employees receiving their annual performance bonus for 2009 in stock, or if no such bonuses are paid to other employees in stock, the value will be determined based on the volume-weighted average price for 15 days preceding the date of the award. The bonus payment will be determined by the Board, or Compensation Committee of the Board, and distributed, no later than March 15, 2010.
     (c) Equity-based Compensation. The Executive shall receive the six (6) months acceleration of vesting of all of his outstanding unvested Stock Options as of the Separation Date, and, notwithstanding any provision of the Company’s 2007 Incentive Plan, such Stock Options shall otherwise continue to vest during Executive’s continuing role in the Company in the New Position. The period for exercising all vested Stock Options , shall be extended to the later of: (i) a period of two (2) years from the Separation Date (until November 4, 2011), or (ii) ninety (90) days following the end of the Term of the SAB Agreement (which date shall be February 4, 2013) or such earlier date as the SAB Agreement may be terminated pursuant to the terms of the SAB Agreement provided the Executive has not violated the non-competition provisions of the SAB Agreement prior to the date of exercise (whether or not the SAB Agreement is still in effect at that time). In the event it is determined in arbitration that the Executive has violated at any time the non-competition provisions of the SAB Agreement (whether or not the SAB Agreement is still in effect at that time), the exercisability of all of the vested Stock Options will terminate immediately. Executive agrees that prior to any exercise of his vested Stock Options he will provide in writing to the Company a representation that he has not violated the non-competition provisions of the SAB Agreement prior to the date of exercise (whether or not the SAB agreement is still in effect at that time). The Company retains, subsequent to the exercise of any vested stock options, all of its rights in law or in equity based on any breach of the representation the Executive makes in connection with that exercise pursuant to the preceding sentence. Executive cannot exercise any of his vested Stock Options either after it has been determined he has violated the non-competition provisions of the SAB Agreement or while there is a dispute regarding whether there has been a violation of the non-competition provisions of the SAB Agreement that has not been cured as described in the SAB Agreement (including during any proceeding to resolve the dispute). Executive’s ability to exercise his vested Stock Options will be reinstated if the dispute is resolved in Executive’s favor. For the avoidance of doubt, no additional Stock Options will be granted to Executive during the Term.
     (d) Continuation of Employment Benefits. The Company shall provide Executive with, at the Company’s cost, continued participation in the medical, dental and vision insurance coverage plans of the Company or COBRA (“Health Benefits”) in which Executive is participating on the Separation Date until the earlier of: (i) the end of the 24-month period following the Separation Date; and (ii) the date, or dates, Executive receives comparable coverage and benefits under the plans and programs of any subsequent employer; provided, however, that the provision of such benefits to Executive by the Company shall be in accordance with Health Benefits as maintained by the Company from time to time for its then current senior executives.
     5. Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
     6. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Separation Date according to this Agreement including, without limitation, (a) any and all claims relating to or arising from Executive’s relationship with the Company and the termination of that relationship; (b) any and all claims relating to, or arising from, Executive’s ownership of Company’s of shares of stock or of Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act; (e) any and all claims arising out of any other laws and regulations and regulations relating to employment or employment discrimination; and (f) any and all claims for attorneys’ fees and/or costs. The Company and Executive agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, the SAB Agreement, or under the 401(k) Plan and Executive’s rights as a stockholder in the Company (but only as to Claims first arising after the Separation Date).

     7. No Admission. Executive acknowledges and agrees that this Agreement is not intended by either party to be construed, and will not be construed, as an admission by the Company of any liability or violation of any law, statute, ordinance, regulation or legal or moral duty of any nature whatsoever.
     8. Cooperation with Transition and Claims. Executive agrees that, as necessary and upon request, he will cooperate with the Company and will render all reasonable assistance in the prosecution or defense by the Company of all claims, demands, suits, actions, proceedings and causes of action brought against or by any party, howsoever and whenever arising, including, but not limited to, meeting with attorneys who represent the Company, making affidavits or signed statements, giving deposition testimony and appearing as a witness, whenever such evidence may be necessary or desirable in any such matter. Executive further agrees that, during the period between the Separation Date and January 31, 2010, and for a maximum of up to 320 hours, he will provide all necessary assistance to the Company’s new CEO as the new CEO transitions into such position. All of Executive’s reasonable out of pocket expenses in connection with his performance under this Section 8 shall be reimbursed by the Company, but Executive shall not receive any other compensation for such services.
     9. Non-Disparagement. Executive and Company agree not to disclose any information or make or publish any statement or do any other thing that may tend to harm or prejudice the reputation or good name of the Executive and the Company or its officers, directors, or employees. Executive agrees not to say or do anything to or in relation to officers, directors, employees, clients, customers, agents, or representatives of the Company that is adverse or prejudicial to the Company, or inconsistent with the management or policies of the Company.
     10. Confidentiality, Non-Competition, and Proprietary Information. Executive shall execute the Confidentiality, Non-Competition, and Proprietary Information Agreement attached as Appendix A to the SAB Agreement and hereby warrants and represents that he has been subject to and in compliance with its provisions since becoming the Company’s President and Chief Executive Officer.
     11. Consultation with Legal Counsel. Executive expressly acknowledges that, before signing this Agreement, Executive was advised of his right to consult with legal counsel and/or other advisors selected by Executive regarding the terms and conditions of this Agreement, that Executive knows and understands the contents of this Agreement and that Executive enters into this Agreement of his own free will, and without any inducement not described in this Agreement, and not under duress or coercion of any nature.
     12. Severability. If any provision of this Agreement should be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions will not be affected, and the illegal or invalid parts, terms or provisions will be deemed not to be a part of this Agreement.
     13. Governing Law. This Agreement is and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the choice-of-law rules of Massachusetts.
     14. Resolution of Disputes. Executive and the Company agree that all controversies that may arise between Executive and the Company concerning, arising out of or relating to this Agreement or any related agreement (other than injunctive proceedings to enforce Executive’s or Company’s obligations under this Agreement) shall be resolved exclusively by arbitration. The arbitration will be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. All parties agree to be (i) subject to the jurisdiction and venue of any arbitration or litigation in Boston, Massachusetts; and (ii) bound by the decision of the arbitrator as the final decision with respect to any dispute that is to be resolved by arbitration pursuant to this Agreement. Each party shall be responsible for its own attorneys’ fees.
     15. Entire Agreement; Counterparts. This Agreement and its exhibits constitutes the entire agreement among the parties as to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. Except as expressly provided herein, this Agreement supersedes any prior oral or written agreements, drafts, understandings or representations between Executive and the Company. No other agreements regarding Executive’s services or termination, oral or otherwise, shall be deemed to exist or to bind either party. No provision of this Agreement shall be waived, altered or cancelled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     16. Construction. Throughout this Agreement, nouns, pronouns and verbs will be construed as masculine, feminine, neuter, singular or plural, whichever will be applicable. All references herein to “Sections” and paragraphs will refer to corresponding provisions of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” will mean including without limitation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     17. Expenses. Each of the parties hereto shall pay its own fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, however, the Company agrees to reimburse the Executive for up to Twelve Thousand Five Hundred Dollars ($12,500) in legal fees in conjunction with the negotiation of the Term Sheet and the negotiation and execution of this Agreement and the SAB Agreement.
     IN WITNESS WHEREOF, and intending to be legally bound, the parties to this Agreement have executed this Agreement as of the day and year first above written.

RXi Pharmaceuticals Corporation
By:
	Name:	Sanford J. Hillsberg
	Title:	Chairman of the Board of Directors

ACCEPTED AND AGREED
By:
	Name:	Tod Woolf, Ph.D.

EXHIBIT 1
RXI PHARMACEUTICALS CORPORATION
SCIENTIFIC ADVISORY BOARD AGREEMENT
     This Scientific Advisory Board Agreement (this “Agreement”) dated as of November 5, 2009 (the “Effective Date”), is made by Tod Woolf, Ph.D., (the “SAB Member”) and RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi” and together with the SAB Member, the “Parties”) and accompanies the Separation Agreement of November 5, 2009 between the Parties.
     1. General.
          (A) Services. As of the Effective Date, RXi shall retain the SAB Member, and the SAB Member agrees to serve, as a member of RXi’s Scientific Advisory Board (“SAB”) and to consult with RXi in the Field (as hereinafter defined). The SAB Member agrees to provide to RXi such services in the Field as are customarily performed by a member of a scientific advisory board to a company such as RXi (the “Services”). The Services will include, without limitation:
•	Consulting with RXi’s respective management within the SAB Member’s professional area of expertise from time to time as reasonably requested by RXi;

•	Exchanging strategic and business development ideas with RXi;

•	Attending scientific, medical or business meetings with RXi’s management, such as United States Food & Drug Administration meetings, meetings with strategic or potential strategic partners and other meetings relevant to SAB Member’s area of expertise; and

•	Writing grants, writing papers and invention disclosures, helping draft presentations, giving presentations on behalf of RXi to scientists or investors, attending meetings, and reading papers.
     For purposes of this Agreement, the term “Field” means the use of RNAi technology in, or the application of RNAi technology to, the discovery or development of diagnostic or therapeutic products for humans or animals, and/or the use of RNAi as a component of therapeutic products for humans or animals. Notwithstanding anything else herein to the contrary, the term “Field” is specifically understood to not include traditional antisense, microRNA, or other RNA targeting technologies or generic cellular delivery technologies that can be used for antisense or microRNA.
     Performance of Services. As of the Effective Date, the SAB Member agrees to make himself available to render the Services, at such time or times and location or locations as may be mutually agreed, from time to time at the request of RXi. Unless covered by an appropriate agreement between any third party and RXi, the SAB Member shall not knowingly engage in any activities or use any facilities in the course of providing Services which could result in claims of ownership to any Inventions (as hereinafter defined) being made by a third party. The SAB Member agrees to devote his reasonable and diligent efforts to the performance of the Services. The SAB Member agrees to devote up to 250 hours per year (exclusive of any hours required pursuant to the Separation Agreement between the Parties), including by attending at least 2 SAB meetings per year.

     2. Compensation.
(A) Cash compensation for Services. As full compensation for the Services, RXi will pay the SAB Member: a retainer of $120,000 for the first Agreement Year, and $60,000 for each of the second and third Agreement Years of the Term (as defined herein below), with each “Agreement Year” being each twelve month period ending on the anniversary of the date of this Agreement. Such retainer shall be payable in arrears in quarterly installments (e.g., $30,000 per quarter for the first year and $15,000 per quarter for each of years 2 and 3). If the SAB Member reaches 250 hours of service (exclusive of any services provided in the first Agreement Year pursuant to the Separation Agreement between the Parties) during any Agreement Year (travel up to 12 hours per day credited at half time), the SAB Member shall notify RXi, and then only provide additional hours of service during the Agreement year upon written approval of the RXi. Excess hours shall be paid at $250.00 per hour (half time for travel up to 12 hours a day).
(B) Stock Options. No stock options to purchase shares of RXi stock will be granted to the SAB Member under this Agreement. SAB Member’s existing Stock Options issued to him in connection with his employment by the Company shall continue to vest during the Term.
(C) Expenses. RXi also shall promptly reimburse the SAB Member for reasonable out-of-pocket expenses, including, without limitation, travel expenses incurred by him in the performance of the Services (including attendance at all SAB meetings), following RXi’s receipt of a request for reimbursement from the SAB Member. The SAB Member shall promptly provide RXi with documentation supporting all such expenses, which request must be submitted within 30 days of the incurrence of any particular expense.
     3. Term. The SAB Member’s performance of Services shall commence on the Effective Date and shall continue for a period of three (3) Agreement Years thereafter ( the “Term”), unless either the SAB Member or RXi terminate this Agreement pursuant to Sections 4 or 6 hereof, or unless this Agreement is extended by the mutual written agreement of the SAB Member and RXi.
     4. Termination; Effect of Termination.
          (A) Termination. RXi may not terminate the SAB Member’s tenure at any time during its Term without Cause. Should the SAB Member choose to voluntarily resign from the SAB or be Terminated-for-Cause, the SAB Member will forfeit all his then unvested options to purchase shares of RXi stock and would not be entitled to any further compensation following such voluntary resignation or Termination for Cause. Cause shall be defined as: (i) a material refusal to perform services for the Company as a member of the SAB as described under Services herewith, provided that the first instance of any particular failure shall not constitute such Cause unless the SAB Member shall have previously received written notice from RXi stating the nature of such breach and affording the SAB Member at least ten (10) days to correct such breach and provided further that disagreement regarding the quality, content or the substance of the services provided by the SAB Member as opposed to the actual provision of those services shall not constitute Cause; or (ii) a violation of the non-compete provisions of the Confidentiality, Non-Competition, Proprietary Information Agreement attached hereto as Appendix A, unless the SAB Member within 15 days of written notice from RXi of the violation ceases entirely and indefinitely the violating activity and demonstrates to RXi’s reasonable satisfaction that the violating activity has not already caused competitive harm to RXi, provided however, that in the event of a dispute regarding what constitutes a violation of the non-compete provisions or the SAB Member’s cure of such alleged breach, RXi will continue to provide compensation and benefits under this Agreement unless and until such breach is adjudicated in an expedited arbitration proceeding. Notwithstanding the foregoing, if the ruling of the arbitration proceeding is in favor of RXi, the SAB Member shall forfeit and return any compensation and benefits received from the date of the written notice to him from RXi of his breach until the date of the ruling of the arbitration proceeding. The SAB Member will not receive any severance upon the termination of this Agreement for any reason.
          (B) Survival of Certain Provisions. No termination of this Agreement shall relieve the SAB Member or RXi of any obligations hereunder which by their terms are intended to survive the termination of the SAB Member’s association with RXi, including, but not limited to, the obligations of Sections 2 (as to only those provisions that are specifically described as being applicable after the Term), 4, 6, 7, 8, 9, 10, 11 and 12 hereof.
          (C) Return of RXi Property. Upon termination of this Agreement for any reason, the SAB Member shall promptly deliver to RXi any and all property of RXi or their customers, licensees, licensors, or affiliates provided to SAB Member pursuant to this Agreement which may be in his possession or control, including without limitation, products, memoranda, notes, diskettes, records, reports, laboratory notebooks, or other documents or photocopies of the same and shall destroy any Confidential Information (as defined in Section 6 hereof) in tangible form.
     5. Independent Contractor. It is understood and agreed that the SAB Member is an independent contractor and that neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. The SAB Member shall not be entitled to any fringe benefits generally provided to employees of RXi and RXi shall not be required to maintain workers’ compensation coverage for the SAB Member.
     6. Confidentiality, Non-Competition, Proprietary Information. The SAB Member shall execute the Confidentiality, Non-Competition, Proprietary Information Agreement attached hereto as Appendix A.
     7. Injunctive Relief. The SAB Member agrees that any breach of this Agreement by him could cause irreparable damage to RXi and that in the event of such breach RXi shall have the right to obtain injunctive relief without posting any bond, including, without limitation, specific performance or other equitable relief to prevent the violation of his obligations hereunder. It is expressly understood and agreed that nothing herein contained shall be construed as prohibiting RXi from pursuing any other remedies available for such breach or threatened breach, including, without limitation, the recovery of damages by RXi.
     8. No Assignment by the SAB Member. The Services to be rendered by the SAB Member are personal in nature. The SAB Member may not assign or transfer this Agreement or any of his rights or obligations hereunder. In no event shall the SAB Member assign or delegate responsibility for actual performance of the Services to any other natural person.
     9. No Conflicting Agreements. The SAB Member represents and warrants, that as of the Effective Date, he will not be a party to any commitments or obligations that conflict with this Agreement. During the Term, the SAB Member will not enter into any agreement either written or oral in conflict with this Agreement and will arrange to provide Services under this Agreement in such a manner and at times that such Services will not conflict with his responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship he has at any time with any third party.
     10. Other Consulting Services. RXi agrees that the SAB Member may serve as a member of scientific advisory boards or serve as an employee to other companies in scientific areas inside or outside of the Field, provided that such service does not conflict or materially interfere with his Services hereunder. The SAB Member shall notify RXi in writing in advance of such service, provided that RXi shall hold all such information in confidence, and provided further that the SAB Member need not provide copies of any agreements with such other companies or any information relating to his compensation for such services.
     11. Nonsolicitation. During the Term, the SAB Member, personally, will not, without RXi’s prior written consent, directly solicit the employment of any employee of RXi or their affiliates with whom the SAB Member has had contact in connection with the relationship arising under this Agreement.
     12. Disclosure of Relationship. The parties each shall be entitled to disclose that the SAB Member is serving on the SAB and RXi may use the SAB Member’s name, including in any business plan, press release, advertisement, prospectus or other offering document of RXi or its affiliates.
     13. Notices. All notices and other communications hereunder shall be delivered or sent by facsimile transmission, recognized courier service, registered or certified mail, return receipt requested.
If to RXi:
President and CEO
RXi Pharmaceuticals Corporation
60 Prescott St.
Worcester, Massachusetts 01605
Fax: (508) 767-3862
with a copy to:
Legal Counsel
RXi Pharmaceuticals Corporation
60 Prescott St.
Worcester, Massachusetts 01605
If to the SAB Member:
Tod Woolf, Ph.D.
14 Babe Ruth Drive
Sudbury, MA 01776
twoolf@yahoo.com
     Such notice or communication shall be deemed to have been given as of the date sent by the electronic mail or delivered to a recognized courier service, or three days following the date sent by registered or certified mail.
     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. The SAB Member agrees that RXi may assign this Agreement, in whole but not in part, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger, consolidation or other reorganization of RXi with or into such corporations. RXi also may assign this Agreement, in whole but not in part, to any person or entity controlled by, in control of, or under common control with, RXi, if it obtains the prior written consent of the SAB Member, which consent shall not unreasonably be withheld or delayed; provided, however, that no such assignment shall relieve RXi of its liability to the SAB Member hereunder. Notwithstanding the foregoing, RXi may not enter into any transaction pursuant to which all or substantially all of its assets or shares are acquired by a third party, or it merges with any third party unless, in any such transaction, such third party explicitly assumes, in writing, all of RXi’s obligations under this Agreement. RXi may not otherwise assign this Agreement without the SAB Member’s prior written consent.
     15. Indemnification. RXi shall indemnify, defend and hold harmless the SAB Member from any claim, loss, liability or expense (including reasonable attorney’s fees) incurred by him as a result of the performance of his Services hereunder in accordance with the terms hereof, a material breach by RXi hereof or any gross negligence or willful misconduct by RXi or its respective officers or directors in connection with this Agreement or otherwise relating to or resulting from the performance of the Services hereunder, except where such claim, loss, liability or expense is attributable primarily to the SAB Member’s own gross negligence or willful misconduct.
     16. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement among the parties as to the subject matter hereof. No provision of this Agreement shall be waived, altered or cancelled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Massachusetts, without regard to conflict of law principles.
     18. Enforceability. The invalidity or unenforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party shall have the right to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
     19. Construction. This Agreement has been prepared jointly and shall not be strictly construed against any party.
     20. Resolution of Disputes. Except as set forth below, any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration. The arbitration will be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. All parties agree to be (i) subject to the jurisdiction and venue of any arbitration or litigation in Boston, Massachusetts; and (ii) bound by the decision of the arbitrator as the final decision with respect to any dispute that is to be resolved by arbitration pursuant to this Agreement. Each party shall be responsible for its own attorneys’ fees.

     21. Advice of Counsel. Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Scientific Advisory Board Agreement as a sealed instrument as of the date first written above.

RXi PHARMACEUTICALS CORPORATION
By:
	Name:	Sanford J. Hillsberg
	Title:	Chairman of the Board

SAB MEMBER

Name: Tod Woolf, Ph.D.

Effective Date: November 5, 2009

APPENDIX A
RXi Pharmaceuticals Corporation
EMPLOYEE CONFIDENTIALITY, NON-COMPETITION, AND PROPRIETARY INFORMATION AGREEMENT
     AGREEMENT, effective as of November 5, 2009, between RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), and Tod Woolf, Ph.D. (the “SAB Member”).
1. SAB Member will make full and prompt disclosure to the Company of all inventions, improvements, modifications, discoveries, methods, technologies, biological materials, and developments, and all other materials, items, techniques, and ideas related directly or indirectly to the use of RNAi technology in, or the application of RNAi technology to, the discovery or development of diagnostic or therapeutic products for humans or animals, and/or the use of RNAi as a component of therapeutic products for humans or animals only, patentable or not, made or conceived by SAB Member or under SAB Member’s direction during the SAB Member’s Term with the Company (as defined in the SAB Agreement), whether or not made or conceived during normal working hours, or on the premises of the Company (all of which are collectively termed “Intellectual Property” hereinafter). Notwithstanding anything else herein to the contrary, the term “Intellectual Property” is specifically understood to not include traditional antisense, microRNA, or other RNA targeting technologies or generic cellular delivery technologies that can be used for antisense or microRNA.
2. SAB Member agrees that all Intellectual Property, as defined above, shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. SAB Member hereby assigns to the Company any rights SAB Member may have or acquire in all Intellectual Property and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere. SAB Member further agrees that with regard to all future developments of Intellectual Property, SAB Member will assist the Company in every way that may be reasonably required by the Company (and at the Company’s expense) to obtain and, from time to time, enforce patents on Intellectual Property in any and all countries that the Company may require, and to that end, SAB Member will execute all documents reasonably necessary for use in applying for and obtaining such patents thereon and enforcing the same, as the Company may desire, together with any assignment thereof to the Company or persons designated by the Company, and SAB Member hereby appoints the Company as SAB Member’s attorney to execute and deliver any such documents or assignments requested by the Company (but only for the purpose of executing and filing any such document). SAB Member’s obligation to assist the Company in obtaining and enforcing patents for Intellectual Property in any and all countries shall continue beyond the termination of SAB Member’s employment with the Company, but the Company shall compensate SAB Member at a reasonable, standard hourly rate following such termination for time directly spent by SAB Member at the Company’s request for such assistance.
3. SAB Member hereby represents that SAB Member other than the Company has no continuing obligation to assign to any former employer other than the Company, or any other person, corporation, institution, or firm any Intellectual Property as described above. SAB Member represents that SAB Member’s performance of all the terms of this Agreement and as an SAB Member of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by SAB Member, in confidence or in trust, prior to SAB Member’s tenure with the Company. SAB Member has not entered into, and SAB Member agrees not to enter into, any agreement (either written or oral), which would put SAB Member in conflict with this Agreement.
4. SAB Member agrees to assign to the Company any and all copyrights and reproduction rights to any material prepared by SAB Member in connection with this Agreement and/or developed by SAB Member during SAB Member’s employment with the Company that are related directly or indirectly to the business of the Company.
5. SAB Member understands and agrees that a condition of SAB Member’s tenure with the Company is that SAB Member has not brought and will not bring to the Company or use in the performance of SAB Member’s duties at the Company any materials or documents rightfully belonging to a former employer which are not generally available to the public.
6. SAB Member recognizes that the services to be performed by SAB Member under the SAB Agreement are special, unique, and extraordinary and that, by reason of SAB Member’s tenure with the Company, SAB Member may acquire Confidential Information (as hereinafter defined) concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damage which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, SAB Member agrees that SAB Member will not (directly or indirectly) at any time, whether during or for a period of seven (7) years after SAB Member’s tenure with the Company:
(i) knowingly use for personal benefit or for any other reason not authorized by the Company any Confidential Information that SAB Member may acquire or has acquired by reason of SAB Member’s tenure with the Company, or;
(ii) disclose any such Confidential Information to any person or entity except (A) in the performance of SAB Member obligations to the Company hereunder, (B) as required by a court of competent jurisdiction, (C) in connection with the enforcement of SAB Member rights under this Agreement, or (D) with the prior consent of the Board of Directors of the Company.
     As used herein, “Confidential Information” includes proprietary and confidential information with respect to the facilities and methods of the Company, reagents, chemical compounds, cell lines or subcellular constituents, organisms, or other biological materials, trade secrets, and other Intellectual Property, systems, patent applications, procedures, manuals, confidential reports, financial information, business plans, prospects, or opportunities, personnel information, or lists of customers and suppliers which are generally known only to the Company provided, however, that Confidential Information shall not include any information that is known or becomes generally known or available publicly other than as a result of disclosure by SAB Member which is not permitted as described in clause (ii) above, or the Company discloses same to others without obtaining an agreement of confidentiality.
     SAB Member confirms that all Confidential Information is the exclusive property of the Company. All business records, papers, documents and electronic materials kept or made by SAB Member relating to the business of the Company which comprise Confidential Information shall be and remain the property of the Company during the SAB Member’s tenure and at all times thereafter. Upon the termination, for any reason, of SAB Member’s tenure with the Company, or upon the request of the Company at any time, SAB Member shall deliver to the Company, and shall retain no copies of any written or electronic materials, records and documents made by SAB Member or coming into SAB Member’s possession concerning the business or affairs of the Company and which comprise Confidential Information.
     During the term of SAB Member’s tenure with the Company (the “Restricted Period”), the SAB Member shall not directly or indirectly, for SAB Member’s own account or for the account of others, as an officer, director, stockholder (other than as the holder of less than 1% of the outstanding stock of any publicly traded company), owner, partner, SAB Member, promoter, consultant, manager or otherwise participate in the promotion, financing, ownership, operation, or management of, or assist in or carry on through proprietorship, a corporation, partnership, or other form of business entity which is in competition with the Company in the use of RNAi technology in, or the application of RNAi technology to, the discovery or development of diagnostic or therapeutic products for humans or animals, and/or the use of RNAi as a component of therapeutic products for humans or animals only (the “Company Business”) provided however that the term Company Business is specifically understood to not include traditional antisense, microRNA, or other RNA targeting technologies or generic cellular delivery technologies that can be used for antisense or microRNA, and provided further, that nothing in this Section 6 shall prevent SAB Member from being employed by or acting as a consultant or independent contractor for a corporation that engages in Company Business, if the SAB Member is employed or assigned as a consultant or independent contractor in a discrete subsidiary, division or other segment of such corporation that does not engage in Company Business and so long as SAB Member does not undertake any activity on behalf of such corporation or any of its subsidiaries or affiliates which would be considered Company Business.
7. During the Restricted Period, the SAB Member shall not, whether for SAB Member’s own account or for the account of any other person (excluding the Company) solicit or contact in an effort to do business with any person who was or is a customer of the Company during the Restricted Period, or any affiliate of any such person, if such solicitation or contact is for the purpose of competition with the Company.
     Nothing herein shall prohibit or preclude the SAB Member from performing any other types of services that are not precluded by this Section 7 for any other person.

     SAB Member has carefully read and considered the provisions of this Section 7 (including the Restricted Period, scope of activity to be restrained, and the restriction’s geographical scope) and concluded them to be fair, appropriate and reasonably required for the protection of the legitimate business interests of the Company, its officers, directors, SAB Members, creditors, and shareholders. SAB Member understands that the restrictions contained in this Section may limit SAB Member’s ability to engage in a business competitive to the Company’s business, but acknowledges that SAB Member will receive adequate remuneration and other benefits from the Company hereunder to justify such restrictions.
     The SAB Member shall give prompt notice to the Company of the SAB Member’s acceptance of employment or other fees for services relationship during the Restricted Period, which notice shall include the name of, the business of, and the position that SAB Member shall hold with such other entity.
8. In the event that SAB Member’s services are transferred by the Company to a subsidiary, affiliated company, or acquiring company (as the case may be), SAB Member’s tenure by such company will, for the purpose of this Confidentiality, Non-Competition, and Proprietary Information Agreement, be considered as continued tenure with the Company, unless SAB Member executes an agreement, substantially similar in substance to this Agreement, and until the effective date of said agreement in any such company for which SAB Member becomes employed. It is further agreed that changes in SAB Member’s position or title unless expressly agreed to in writing will operate to terminate this Confidentiality, Non-Competition, and Proprietary Information Agreement without Cause.
9. Upon termination of SAB Member’s tenure for any reason, unless such tenure is transferred to a subsidiary, affiliated or acquiring company of the Company, SAB Member agrees to leave with, or return to, the Company all records, drawings, notebooks, and other documents pertaining to the Company’s Confidential Information, whether prepared by SAB Member or others, as well as any equipment, tools or other devices owned by the Company, that are then in SAB Member’s possession, however such items were obtained, and SAB Member agrees not to reproduce or otherwise retain any document or data relating thereto.
10. SAB Member obligations under this Agreement shall survive the termination of SAB Member’s tenure with the Company for the respective periods specifically set forth herein regardless of the manner of, and reason for, such termination, and shall be binding upon SAB Member’s heirs, executors, and administrators.
11. Prior to entering the advisory role with the Company, SAB Member has lawfully terminated employment with all previous employers. SAB Member further understands and agrees that no license to any of the Company’s trademarks, patents, copyrights or other proprietary rights is either granted or implied by SAB Member’s access to and utilization of the Confidential Information or Intellectual Property.
12. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
13. SAB Member agrees that in addition to any other rights and remedies available to the Company for any breach or threatened breach by SAB Member of SAB Member’s obligations hereunder, the Company shall be entitled to enforcement of SAB Member’s obligations hereunder by whatever means are at the Company’s disposal, including court injunction.
14. The Company may assign this Agreement to any other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of the Company. SAB Member shall have no rights of assignment.
15. If any provision of this Agreement shall be declared invalid, illegal, or unenforceable, then such provision shall be enforceable to the extent that a court deems it reasonable to enforce such provision. If such provision shall be unreasonable to enforce to any extent, such provision shall be severed and all remaining provisions shall continue in full force and effect.
16. This Agreement shall be effective as of the date first written above.
17. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts. Each of the Company and SAB Member (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of The Commonwealth of Massachusetts or the United States District Court located in The Commonwealth of Massachusetts for the purpose of any action between the Company and SAB Member arising in whole or in part under or in connection with this Agreement, (b) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, the Company or SAB Member may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

IN WITNESS WHEREOF, SAB Member has executed this Agreement as of the date set forth above:

BY:
Name of SAB Member: Tod Woolf, Ph.D.

ACCEPTED AND AGREED TO: RXi Pharmaceuticals Corporation
BY:
	Name:	Sanford J. Hillsberg
	Title:	Chairman of the Board of Directors